Exhibit 99.1

Execution Version

AMENDMENT NO. 3

TO FISCAL AGENCY AGREEMENT

AMENDMENT NO. 3 dated as of January 5, 2023 (this “Amendment”), to the Fiscal Agency Agreement dated as of February 6, 2003, as amended by Amendment No. 1 thereto dated as of November 21, 2003 and Amendment No. 2 thereto dated October 14, 2004 (as amended, the “Fiscal Agency Agreement”), between THE REPUBLIC OF PERU (“Peru”) and THE BANK OF NEW YORK MELLON (as successor of JPMORGAN CHASE BANK, in such capacity, the “Fiscal Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

RECITALS

WHEREAS, clause (v) of the second paragraph of Section 8.1(b) and clause (v) of Section 9.2(d) of the Fiscal Agency Agreement provides that Peru and the Fiscal Agent may, without the vote or consent of any holder of Bonds of any Series, amend the Fiscal Agency Agreement or the Terms for the purpose of effecting any amendment of the Fiscal Agency Agreement so long as such amendment does not, and will not, adversely affect the rights or interests of any holder of Bonds of that Series; and

WHEREAS, Peru has requested and the Fiscal Agent has agreed, consistent with such clause (v) of Section 8.1(b) and Section 9.2(d), to amend the Fiscal Agency Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Peru and the Fiscal Agent hereby agree as follows:

SECTION 1. Scope of the Amendment. The provisions of this Amendment shall apply (i) to the Terms of any Bonds currently outstanding issued under the Fiscal Agency Agreement in accordance with each applicable Authorization thereof and (ii) to any Bonds issued on or after the date hereof issued under the Fiscal Agency Agreement.

SECTION 2. Amendment to Exhibit A. The second sentence of the second paragraph of Exhibit A to the Fiscal Agency Agreement is hereby amended to read as follows: “The interest payable on any such Payment Date will, subject to certain conditions set forth in the Terms, be paid to the person in whose name this Bond is registered on the 3rd Business Day preceding such Payment Date.”

SECTION 3. Amendment to Exhibit B. The second sentence of the second paragraph of Exhibit B to the Fiscal Agency Agreement is hereby amended to read as follows: “The interest payable on any such Payment Date will, subject to certain conditions set forth in the Terms, be paid to the person in whose name this Definitive Bond is registered on the 3rd Business Day preceding such Payment Date.”

SECTION 4. Amendment to Exhibit C; Section 2(a). The last sentence of the first paragraph of Section 2(a) of Exhibit C to the Fiscal Agency Agreement is hereby amended to read as follows: “The Record Date with respect to any Payment Date will be the 3rd Business Day prior to such date (each such day, a “Record Date”).

SECTION 5. Amendment to Outstanding Bonds. Each Global Bond or Definitive Bond issued prior to the date hereof in the form of Exhibit A or B of the Fiscal Agency Agreement, as applicable, is hereby amended to read as follows: “The interest payable on any such Payment Date will, subject to certain conditions set forth in the Terms, be paid to the person in whose name this Bond is registered on the 3rd Business Day preceding such Payment Date.” The Terms set forth in each such outstanding Bond, is hereby amended to read as follows: “The Record Date with respect to any Payment Date will be the 3rd Business Day prior to such date (each such day, a “Record Date”).

SECTION 6. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

SECTION 7. Governing Law. This Amendment is governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution of this Agreement by Peru are governed by the laws of Peru.

SECTION 8. Counterparts. This Amendment may be signed in any number of counterparts (which may include counterparts delivered by telecopier), with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts together constitute but one and the same instrument.

SECTION 9. Incorporation Into Fiscal Agency Agreement and Authorizations. All provisions of this Amendment shall be deemed to be incorporated in, and made part of, the Fiscal Agency Agreement and the applicable Authorizations in respect of all outstanding Bonds, and the Fiscal Agency Agreement, as amended and supplemented by this Amendment, shall be read, taken and construed as one and the same instrument.

SECTION 10. Acceptance. The Fiscal Agent accepts the Fiscal Agency Agreement, as supplemented by this Amendment, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

SECTION 11. Separability. If any provision in this Amendment or in the Terms is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 12. Effect of Headings. The Article and Section headings in this Amendment are for convenience only and shall not affect the construction hereof.

SECTION 13. Amendment. Except as specifically amended or modified hereby, the Fiscal Agency Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Fiscal Agency Agreement shall, on and after the date hereof, be deemed to refer to the Fiscal Agency Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE REPUBLIC OF PERU

By	/s/ Betty Sotelo Bazán
Name: Betty Sotelo Bazán
Title: General Director of the General Directorate of Public Treasury of the Ministry of Economy and Finance of Peru

THE BANK OF NEW YORK MELLON, as Fiscal Agent

By	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

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